Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated financial statements of First Community Bancshares, Inc., First Community Bancshares, Inc. management’s report on internal control over financial reporting, and the effectiveness of internal control over financial reporting of First Community Bancshares, Inc., included in this Annual Report (Form 10-K) of First Community Bancshares, Inc. for the year ended December 31, 2004.

We also consent to the incorporation by reference in the Registration Statements pertaining to the 2004 Omnibus Stock Option Plan (Form S-8, No. 333-120376), CommonWealth Bank Amended and Restated Stock Option Plan (Form S-8, No. 333-106338), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 63865) of First Community Bancshares, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of First Community Bancshares, Inc., First Community Bancshares, Inc. management’s report on internal control over financial reporting, and the effectiveness of internal control over financial reporting of First Community Bancshares, Inc., included in this Form 10-K for the year ended December 31, 2004.

/s/ Ernst & Young LLP
March 15, 2005